                                                        Exhibit 99.B(16.1)

Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the use of our report dated March 25, 2008, with respect to the consolidated financial statements of ING Life Insurance and Annuity Company as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, included in Post-Effective Amendment No. 21 to the Registration Statement (Form S-6 No. 033-76018) and the related Prospectus of Variable Life Account B of ING Life Insurance and Annuity Company.

                                                      /s/ Ernst & Young LLP

Atlanta, Georgia
April 22, 2008